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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              Active Power, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   00504W100
                                 -------------
                                (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the following box to designate the rule pursuant to which the Schedule is filed:

        [ ]     Rule 13d-1(b)

        [ ]     Rule 13d-1(c)

        [X]     Rule 13d-1(d)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED
 IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY
                           VALID OMB CONTROL NUMBER.


                               Page 1 of 5 pages

CUSIP NO. 00504W100

------------------------------------------------------------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).
                                                                                                            Joseph F. Pinkerton, III

------------------------------------------------------------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b)  [X]

------------------------------------------------------------------------------------------------------------------------------------
3.   SEC Use only

------------------------------------------------------------------------------------------------------------------------------------
4.   Citizenship or Place of Organization                                                                   USA

------------------------------------------------------------------------------------------------------------------------------------
                    5.   Sole Voting Power                                                                   5,985,101

Number of Shares   -----------------------------------------------------------------------------------------------------------------
 Beneficially       6.   Shared Voting Power                                                                 none
 Owned by Each
 Reporting          ----------------------------------------------------------------------------------------------------------------
 Person With:        7.   Sole Dispositive Power                                                              5,985,101

                    ----------------------------------------------------------------------------------------------------------------
                     8.   Shared Dispositive Power                                                            none

------------------------------------------------------------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person                                            5,985,101

------------------------------------------------------------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

------------------------------------------------------------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)                                                       15.3%

------------------------------------------------------------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)                                                             IN
------------------------------------------------------------------------------------------------------------------------------------

                               Page 2 of 5 pages

ITEM 1.
  (a)    Name of Issuer                                      Active Power, Inc.

  (b)    Address of Issuer's Principal Executive Offices     11525 Stonehollow Drive, Suite 110
                                                             Austin, TX  78758
ITEM 2.
  (a)    Name of Person Filing                               Joseph F. Pinkerton, III

  (b)    Address of Principal Business Offices or, if        c/o Active Power, Inc.
         none, Residence                                     11525 Stonehollow Drive, Suite 110
                                                             Austin, TX  78758

  (c)    Citizenship                                         USA

  (d)    Title of Class of Securities                        Common Stock

  (e)    CUSIP Number                                        00504W100

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO (S)(S)240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
  This Statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

                               Page 3 of 5 pages

ITEM 4.  OWNERSHIP

  (a)  Amount Beneficially Owned:

  Joseph F. Pinkerton, III is the record owner of 5,373,101 shares of Common Stock as of December 31, 2000 and may be deemed to beneficially own an additional 612,000 shares of Common Stock of which 306,000 shares are held of record by the Joseph Pinkerton GRAT for Children of which Mr. Pinkerton is the trustee and in such capacity holds the sole voting and dispositive power over such shares and 306,000 shares are held of record by the Claire Pinkerton GRAT for Children of which Mr. Pinkerton's wife is the trustee and in such capacity holds the sole voting and dispositive power over such shares.

  (b)  Percent of Class:                                                                                    15.3%
                         -----------------------------------------------------------------------------------------
  (c)  Number of shares as to which such person has:

       (i)  Sole power to vote or to direct the vote:                                                  5,985,101
                                                       -----------------------------------------------------------
       (ii)  Shared power to vote or to direct the vote:                                                    none
                                                        ----------------------------------------------------------
       (iii)  Sole power to dispose or to direct the disposition of:                                   5,985,101
                                                                     ---------------------------------------------
       (iv)  Shared power to dispose or to direct the disposition of:                                       none
                                                                     ---------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

  Not Applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

  Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

  Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

  Not Applicable

                               Page 4 of 5 pages

ITEM 10.  CERTIFICATION
  (a) The following certifications shall be included if the statement is filed pursuant to (S)240.13d-1(b):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

                                                   February 14, 2001
                                    --------------------------------------------
                                                          Date

                                             /s/ Joseph F. Pinkerton, III
                                    --------------------------------------------
                                                        Signature

                                                Joseph F. Pinkerton, III
                                    --------------------------------------------
                                                        Name/Title

 ATTENTION:  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                    CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                               Page 5 of 5 pages